SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 24, 2011

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, CA 92612
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 24, 2011, Consumer Portfolio Services, Inc. ("CPS" or the "Company") and its subsidiary Page Seven Funding LLC (“Note Issuer”) entered into agreements with UBS Real Estate Securities Inc. ("Note Purchaser") and others that collectively constitute a revolving warehouse credit facility. Under this facility, CPS intends to sell eligible receivables to the Note Issuer, which in turn intends to pledge the receivables as collateral for a variable funding note issued and sold to the Note Purchaser. The amount that may be advanced under the variable funding note will be up to 78.5% of the principal amount of eligible pledged receivables, subject to an overall maximum of $100 million and a reserve account of 2.00% of the amounts advanced and outstanding. The ability to draw under the variable funding note is to end by its terms on February 24, 2012.  The full amount outstanding under the note is due March 15, 2013, subject to acceleration upon the occurrence of certain defined events of default. The interest rate payable is 600 basis points over 30-day LIBOR through February 24, 2012, and thereafter 700 basis points over 30-day LIBOR. In connection with the credit facility, CPS has paid a closing fee of $1,000,000 to the Note Purchaser.

CPS disclaims any implication that such agreements are other than agreements entered into in the ordinary course of CPS's business.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to item 1.01 is incorporated herein by reference.

CPS has yet to incur indebtedness under the revolving warehouse credit facility.  CPS intends to incur such indebtedness from time to time as it purchases motor vehicle receivables from dealers.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

One exhibit is filed with this report.

20.1    News Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: March 2, 2011	By:	/s/ JEFFREY P. FRITZ
Jeffrey P. Fritz Senior Vice President and Chief Financial Officer Signing on behalf of the registrant

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